Exhibit 99.1

SAKS INCORPORATED ANNOUNCES NOVEMBER

COMPARABLE STORE SALES INCREASE OF 25.7%

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (December 6, 2007)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $347.6 million for the four weeks ended December 1, 2007 compared to $275.3 million for the four weeks ended November 25, 2006, a 26.3% increase. Comparable store sales increased 25.7% for the four-week period.

On a year-to-date basis, for the ten months ended December 1, 2007, owned sales totaled $2,611.2 million compared to $2,240.8 million for the ten months ended November 25, 2006, a 16.5% increase. Comparable store sales increased 14.5% for the ten-month period.

For November, the strongest categories at Saks Fifth Avenue were women’s shoes; handbags; fine jewelry; men’s accessories, shoes, and apparel; women’s “gold range” apparel; fragrances; and outerwear. The weakest categories at Saks Fifth Avenue for November were Salon Z (women’s large sizes), designer eveningwear, bridal, and cosmetics. Saks Direct and Off 5th performed well for the month.

As previously disclosed, management expects comparable store sales growth of high-single digits in the aggregate for the fourth quarter. As expected, November comparable store sales were outsized due to the retail calendar shift and promotional adjustments. Consequently, December comparable store sales are expected to be flat to modestly negative.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

(more)

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2007, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

####